EXHIBIT 10.10

LICENSING REPRESENTATION AGREEMENT

This licensing representation agreement (“Agreement”) is made by and between Cragar Industries, Inc. (“CRAGAR”), a corporation organized and existing under the laws of the State of Delaware with its principal place of business at 4620 East Arcadia Lane, Phoenix, Arizona, 85018, and Global Entertainment Corporation (“GLOBAL”), a corporation organized and existing under the laws of the State of Nevada, with its principal place of business at 5111 N. Scottsdale Road, Suite 108, Scottsdale, Arizona 85250.

WHEREAS, CRAGAR is the sole and exclusive owner of certain trademark rights; and

WHEREAS, CRAGAR desires to appoint GLOBAL, and GLOBAL desires to act, as CRAGAR’s exclusive agent for the purpose of exercising the merchandising rights in and to these trademark rights, on or in association with products, services and premiums of all description, as well as in the promotion and advertising of said products, services and premiums in all media and such other uses as are commonly understood to be included within that phrase in the licensing industry; and

WHEREAS, both CRAGAR and GLOBAL are in agreement with respect to the terms and conditions upon which GLOBAL shall act as Licensing Agent.

NOW, THEREFORE, in consideration of these promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1.	MEANING OF TERMS

A.	“Licensed Material” means the graphic representations of the following:

Cragar, Starwire, Tru-Spoke, Street Pro, Cragar S/S, Cragar Lite, Keystone Klassic and such other related marks and artwork as may be designated by CRAGAR.

B.	“Trademarks” means “Cragar, Starwire, Tru-Spoke, Street Pro, Cragar S/S, Cragar Lite, Keystone Klassic” and the representations of Licensed Material included in Subparagraph 1.A. above.

C.	“Territory” means worldwide.

D.	“Licensee” means those entities that enter into License Agreement(s) with CRAGAR through GLOBAL’s efforts.

E.	“License Agreement” means a written agreement between CRAGAR and a Licensee relating to the Licensee’s use of the Licensed Material.

F.	“License Proposal” means a bona fide term sheet signed by a potential Licensee which sets forth the basic business terms of a License Agreement an example of which is set forth in Schedule C.

2.	AGENCY GRANT

(A)	Pursuant to the terms hereof, CRAGAR hereby appoints GLOBAL to represent CRAGAR in the Territory in connection with the merchandising of the Licensed Material on an exclusive basis, subject to CRAGAR’s approval, for the purpose of generating, negotiating and otherwise exploiting and entering into business opportunities in the areas of merchandising rights as defined below in Paragraph 5.

(B)	CRAGAR agrees to refer to GLOBAL all new inquiries received after the date of this Agreement relating to the licensing or merchandising rights with respect to the Licensed Material.

(C)	GLOBAL shall have no authority to promote, negotiate, administer or manage any licensing arrangement entered into by CRAGAR prior to the effective date of this Agreement, unless and until such authority is expressly granted to GLOBAL by CRAGAR in writing.

3.	TERM

(A)	This Agreement is for a term of 4 years and shall become effective as of June 13, 2003 (the “Effective Date”) and shall extend through and including June 12, 2007 (hereinafter the “Term”), unless terminated earlier in accordance with any provision herein. Provided that GLOBAL is not in default of any provision of this Agreement and both parties provide written approval, then the Term shall automatically be extended for an additional 4 years ending on June 12, 2011. In the event the parties wish to renew or extend this Agreement, beyond June 12, 2011 a separate written agreement during the first 36 months of this Agreement signed by each of the parties must be executed. CRAGAR shall have the option in its sole discretion to terminate this Agreement any time after the Effective Date.

4.	THIRD PARTY LICENSE AGREEMENTS

All proposed license agreements presented by GLOBAL under this Agreement shall be subject to the express written approval of CRAGAR. It is understood that GLOBAL will submit all such proposed agreements to CRAGAR for its consideration, approval and execution, and CRAGAR will, thereupon, advise GLOBAL within fifteen (15) business days after receipt of the proposed agreement as to whether it agrees or disagrees to the terms thereof and whether it will execute same. Failure to act within said fifteen (15) day period shall be deemed a disapproval of any such agreement by CRAGAR. All License Agreements shall be between CRAGAR and the Licensee presented by GLOBAL. A basic form license agreement that is to be used by GLOBAL in negotiating license agreements will be provided by GLOBAL to CRAGAR for its approval.

5.	GLOBAL’S GENERAL DUTIES AND OBLIGATIONS

GLOBAL is hereby authorized, empowered and required to do the following on behalf of CRAGAR:

(A)	Develop, in consultation with CRAGAR, a written strategic plan of action identifying the goals and objectives, time frames for action, and overall direction for the licensing program contemplated hereunder.

(B)	Seek out, negotiate and present for approval and execution by CRAGAR business opportunities relating to the merchandising of the Licensed Material which, subject to the express written approval of CRAGAR, shall be to CRAGAR’s benefit.

(C)	Monitor and oversee CRAGAR’s License Agreements with Licensees to ensure that the Licensees’ advances, royalties, minimums and sales reports are promptly submitted.

(D)	Wherever necessary, conduct personal visits to the Licensees’ manufacturing facilities to ensure the Licensees are complying with the quality control provisions of the License Agreements.

(E)	Submit to CRAGAR a written report after each of said visits identified above in Subparagraph 5(D).

(F)	Collect all advances, minimums and royalties due under the License Agreements during the Term of this Agreement, as part of GLOBAL’s management of the on-going relationships with Licensees. All payments from Licensees are to be transmitted to GLOBAL by check, money order or wire transfer payable to CRAGAR and are to be deposited by GLOBAL in its designated bank account for CRAGAR income (hereinafter the “CRAGAR Royalty Account”). GLOBAL shall endeavor within forty (40) days, but in any event no later than forty-five (45) days after the close of each calendar quarter, provide CRAGAR with a statement reflecting all income received from Licensees in connection with the Licensed Material during the preceding calendar quarter. Each statement shall be in writing and provide an accounting of all sources of income and the amounts derived therefrom and shall be accompanied by payment of all revenues due CRAGAR. At this same time,

GLOBAL is authorized to deduct its compensation as defined by Paragraph 6 herein. Such statement and all payments to CRAGAR are to be sent to CRAGAR at the following address:

Attn: Michael L. Hartzmark, Ph.D.

Chairman and CEO

Cragar Industries, Inc.

4620 East Arcadia Lane

Phoenix, Arizona 85018

(G)	Engage in such other activities as the parties may mutually agree upon and, in general, use its best efforts consistent with sound business practices to maximize revenue generated from the exploitation of the rights granted hereunder and to enhance the value and reputation of the Licensed Material.

(H)	While GLOBAL is empowered to propose all necessary art, design, editorial and other related approvals for the creation of the Licensed Material, as well as to enforce the appropriately high standard of quality for all such Licensed Material created and produced pursuant to License Agreements entered into pursuant to this Agreement, CRAGAR retains the right to grant final, or interim when specifically requested, approval on art, design and editorial matters. GLOBAL agrees to submit to CRAGAR, for final approval, drafts, prototypes, and finished samples of all Licensed Material and any and all advertising, promotional and packaging material related to said Licensed Material. CRAGAR will respond to GLOBAL regarding approval within ten (10) business days after receipt of such samples. Failure to respond within said period shall be deemed disapproval by CRAGAR. GLOBAL further agrees to provide CRAGAR, prior to the commencement of distribution of any Licensed Material at least two (2) complete samples of all Licensed Material being manufactured and/or distributed by each Licensee and all advertising, promotional and packaging material related to same for purposes of verifying GLOBAL’s approval of quality, as well as to ensure, solely at the discretion of CRAGAR, that the appropriate trademark and/or copyright notices have been applied to the Licensed Material and to the advertising, promotional and packaging material related to said Licensed Material. If, in the sole judgment of CRAGAR, the quality of any Licensed Material or of any advertising, promotional or packaging material relating to said Licensed Material is not of acceptable standard, CRAGAR reserves the right to require GLOBAL to use commercially reasonable efforts to remedy the problem with the Licensee in question.

(I)	Work together with CRAGAR to explore fully any internal resources that CRAGAR may possess that may be beneficial to the success of its licensing program established hereunder.

(J)	Work together with CRAGAR to explore fully promotional opportunities with other companies that may assist CRAGAR in its overall business objectives and the success of its licensing program established hereunder.

6.	GLOBAL’S COMPENSATION

(A)	During the Term of this Agreement, GLOBAL’s sole compensation for the services that it renders pursuant to this Agreement (excluding the current licenses set forth in Schedule B) shall be a commission based on a percentage of cumulative Gross Royalty Income received during the Term of this Agreement from Licensees obtained by GLOBAL for all Licensed Material as follows:

25% of the first $2,000,000 of cumulative Gross Royalty Income from all licensees and;

30% of cumulative Gross Royalty Income from all licensees from $2,000,001 to $4,000,000 and;

35% of cumulative Gross Royalty Income from all licensees above $4,000,001.

(B)	For purposes of this Agreement, “Gross Royalty Income” shall mean all royalty payments, including guarantees, advances paid against royalties, and all other consideration of any type or nature that are collected and paid to CRAGAR pursuant to a License Agreement.

(C)	Upon expiration or termination (whichever is sooner) of this Agreement (collectively referred to herein as the “termination date”), GLOBAL shall be entitled to compensation according to the commission percentage in Subparagraph 6(A) above for a period of 48 months following such termination date, for all Gross Royalty Income derived from license agreements entered into during the term of this Agreement except as per 6.(D), below. At the termination date of this Agreement, if Cragar, within twelve months of the termination date, should enter into a License Agreement with a third party based upon a License Proposal from a potential Licensee received by GLOBAL and presented to Cragar within twelve (12) months prior to the termination date hereof, then GLOBAL shall be entitled to compensation from said license agreement according to the commission percentage in Subparagraph 6(A) above for a period of 36 months following such termination date, for all Gross Royalty Income derived from the license agreement. GLOBAL shall provide to Cragar a list of said License Proposals within 30 days of termination date.

(D)	If GLOBAL should unilaterally terminate this Agreement without cause, then GLOBAL shall continue to receive compensation according to the commission percentage in Subparagraph 6(A) for the shorter of one year from the termination date or for up to the remaining duration of those License Agreements that it had obtained for Cragar prior to the termination date.

7.	COSTS AND EXPENSES

(A)	CRAGAR shall reimburse GLOBAL for its documented reasonable out-of-pocket expenses incurred in directly fulfilling its obligations under this Agreement (e.g., travel, and related lodging and food, long distance telephone calls, postage including UPS, FedEx, marketing materials and trade shows), provided, however, that GLOBAL shall seek and receive prior written approval from CRAGAR for any such expense greater than $500.00. Out-of-pocket expenses shall not exceed $1,500 per month without the written advance approval of CRAGAR. In addition, CRAGAR agrees to fund certain other “special projects” (typically items such as a licensing brochure or consumer research requested by CRAGAR), provided, however, that GLOBAL shall seek and receive prior written approval from CRAGAR for any such expenses related to said special projects. It is agreed and understood that all other expenses incurred by GLOBAL related to this Agreement shall be borne by GLOBAL, unless otherwise approved and accepted by CRAGAR in writing. Expenses reimbursable under this subparagraph shall not include GLOBAL’s routine office expenses and overhead such as local phone expense, rent, and office supplies. For all expenses for which GLOBAL seeks reimbursement, GLOBAL shall provide verification and documentation of such expenses to CRAGAR. Cragar shall provide payment to GLOBAL by the fifteenth of the month following the receipt of documented and agreed upon expenses.

(B)	GLOBAL shall have during the Term of this Agreement the continuing option to purchase additional CRAGAR common stock from CRAGAR at a price 10% below market price at the time of exercise from any or all compensation that GLOBAL receives under Paragraph 6 herein.

8.	TRADEMARK PROTECTION

(A)	It is understood that all Licensees shall be required to take any necessary precautions as specified by CRAGAR to protect the Trademarks, including the placing of appropriate trademark notices on all Licensed Material as well as on all advertising, promotional and packaging material relating to said Licensed Material. The following notices, at a minimum, will be required of all such Licensees:

™ and/or ® Designates a Trademark of CRAGAR.

(B)	CRAGAR shall bear the responsibility and cost of obtaining and maintaining those trademark registrations which, in the sole opinion of CRAGAR, should be obtained and maintained; provided, however, that CRAGAR shall use its best efforts to obtain trademark registrations for all product categories for which the Trademarks have been licensed and which are actively marketed within the Territory for which registration is requested.

(C)	GLOBAL agrees to give CRAGAR prompt written notice of any unlicensed use by third parties of Licensed Material or Trademarks, and GLOBAL will not, bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights to Licensed Material or Trademarks either by itself or on behalf of CRAGAR. GLOBAL shall not have any right to recover or share in any damages or other monetary relief that CRAGAR recovers for any violation of its rights to the Licensed Material or Trademarks for which GLOBAL does not participate as a party. GLOBAL shall have no responsibility or obligation to participate as a party in any action without its prior written consent which is subject to GLOBAL’s sole and absolute discretion, and should GLOBAL elect to give its consent and become a party, CRAGAR agrees to reimburse GLOBAL for its reasonable expenses incurred at CRAGAR’s request, including reasonable attorney’s fees. Only in the event that GLOBAL shares in the expenses of said action shall GLOBAL be entitled to share in any damages or other monetary relief recovered, in proportion to GLOBAL’s share of the expense.

9.	WARRANTIES AND INDEMNIFICATIONS

(A)	CRAGAR represents and warrants that it is the owner of all rights in and to the Trademarks and that it has the right to grant the rights herein granted to GLOBAL. CRAGAR further represents that it has not granted any other person or firm the right and authority to represent CRAGAR with respect to the Trademarks in such a capacity that, to CRAGAR’s knowledge, would be in conflict with this Agreement.

(B)	During and after the term hereof, CRAGAR agrees to defend, indemnify and hold GLOBAL, its stockholders, directors, officers, employees, agents, parent companies, subsidiaries, and affiliates, harmless from and against any claims, liabilities, judgments, penalties, and taxes, civil and criminal, and all costs, expenses (including, without limitation, reasonable attorneys’ fees) which may arise out of or be related to CRAGAR’s warranty, as above stated.

(C)	During and after the term hereof, GLOBAL hereby agrees to defend, indemnify and hold CRAGAR and any of its related entities, including each of their stockholders, directors, officers, employees, agents, parent companies, subsidiaries, and affiliates, harmless from and against any and all claims, liabilities, judgments, penalties, and taxes, civil and criminal, and all costs, expenses (including, without limitation, reasonable attorneys’ fees) which may arise out of any intentional or negligent acts by GLOBAL, other than as it may relate to the CRAGAR’s warranty, as above stated.

(D)	GLOBAL and CRAGAR agree to give each other prompt written notice of any claim or suit which may arise under the indemnity provisions set forth above.

10.	BOOKS AND RECORDS; RECONCILIATION; RIGHT TO AUDIT

(A)	GLOBAL agrees to keep and maintain accurate and up-to-date books and records relating to its obligations under this Agreement, the CRAGAR Royalty Account, and each License Agreement. GLOBAL shall preserve such records for a period of two (2) years after either termination or expiration of this Agreement.

(B)	GLOBAL shall conduct a quarterly reconciliation and shall endeavor to remit to CRAGAR within forty (40) days, but in no event longer than forty-five (45) days of the end of each Quarter all Net Revenues not already remitted by GLOBAL during such Quarter. “Quarter” shall be defined as a calendar quarter beginning on January 1, April 1, July 1, and October 1 of each calendar year during the Term. “Net Revenues” shall be defined as Gross Royalty Income less GLOBAL’s compensation and expense reimbursements permitted pursuant to the terms of Paragraph 6 hereof. All payments under this subparagraph to CRAGAR shall be accompanied by a quarterly report reconciling the payments to CRAGAR.

(C)	During the Term of this Agreement and for a period of two (2) years after either termination or expiration of this Agreement, CRAGAR may, during reasonable business hours, audit the books and records of GLOBAL relating to this Agreement and of the CRAGAR Royalty Account in order to verify the accuracy thereof and of the royalty reports generated by GLOBAL hereunder. In the event that there is any discrepancy in CRAGAR’s favor between the amount actually paid CRAGAR and that which was owed CRAGAR, GLOBAL shall immediately remit payment to CRAGAR in the amount of such discrepancy plus any interest calculated at the then-prevailing prime rate. In the event that there is any discrepancy in CRAGAR’s favor between the amount actually paid CRAGAR and that which was owed CRAGAR, and such amount exceeds $5,000 for each year the Agreement is in effect, GLOBAL shall be responsible for payment of CRAGAR’s costs of auditing the books and records of GLOBAL.

11.	INSURANCE

CRAGAR and GLOBAL shall separately maintain during the Term of this Agreement the following types and levels of insurance: Comprehensive General Liability Insurance with the minimum bodily injury and property damage limits of $1,000,000 each occurrence; and naming the other party as an additional insured under its Comprehensive General Liability Insurance policy. Upon request, the parties shall furnish to each other evidence of such insurance coverage in the form of a Certificate of Insurance indicating that premiums have been paid for the then current term. Neither party shall make any material change to this coverage without providing the other party with notice.

12.	RELATIONSHIP OF THE PARTIES

This Agreement shall not be construed to place the parties in the relationship of partners or joint venturers. It is understood and agreed that GLOBAL is acting as an independent contractor and that neither party shall have any right or power to obligate, bind, or commit the other to any expense, liability, or matter other than as expressly provided and authorized in this Agreement. Specifically, GLOBAL and CRAGAR acknowledge that GLOBAL has no authority to bind CRAGAR to any licensing commitment to any potential licensees, and all such commitments are only binding upon CRAGAR pursuant to a License Agreement fully executed by both CRAGAR and Licensee.

13.	ASSIGNMENT/SUB-LICENSE

GLOBAL’s rights and/or obligations hereunder shall not be assigned or delegated by any act of GLOBAL except upon the express written approval of CRAGAR. GLOBAL shall have no right to grant any licenses or sub-licenses without CRAGAR’s prior express written approval. CRAGAR shall, however, have the right to assign its rights and delegate its obligations under the Agreement without the prior approval of, but with reasonable written notice to, GLOBAL.

14.	TERMINATION

CRAGAR shall have the right at any time to terminate this Agreement with or without. cause, without payment of any penalty, by giving written notice of termination to GLOBAL, and the termination shall be effective one (1) day after such notice is mailed to GLOBAL. GLOBAL shall have the right at any time to terminate this Agreement with or without. cause, without payment of any penalty, by giving written notice of termination to CRAGAR, and the termination shall be effective thirty (30) days after such notice is mailed to CRAGAR.

15.	EFFECT OF TERMINATION OR EXPIRATION

(A)	In the event of termination or expiration of this Agreement:

(i)	GLOBAL shall promptly turn over to CRAGAR all books and records relating to each Licensee and shall immediately take all steps necessary to withdraw its name from any accounts established on behalf of CRAGAR for purposes of this Agreement including, without limitation, the CRAGAR Royalty Account, and

(ii)	All future payments from Licensees shall be made directly to CRAGAR or its duly appointed representative.

(B)	It is further understood and agreed that after termination or expiration of this Agreement, all rights granted to GLOBAL shall forthwith revert to CRAGAR who shall be free to itself commercialize the Licensed Material and/or to contract with others to commercialize the Licensed Material except that CRAGAR shall continue to pay GLOBAL its compensation as provided in 6.(C) and 6.(D). GLOBAL shall refrain from further efforts to commercialize the Licensed Material and will not make any further reference to it, either directly or indirectly.

16.	FINAL STATEMENT

Upon termination or expiration of this Agreement, GLOBAL shall deliver to CRAGAR a statement indicating the number and description of all License Agreements which GLOBAL has obtained for CRAGAR and provide CRAGAR with a copy of each such agreement.

17.	NOTICES

All notices hereunder shall be given by addressing them as indicated below and by depositing them as certified mail or registered mail, return receipt requested, postage prepaid, or by delivering them to a national overnight courier service. Such notice shall be effective as of the date of receipt by the other party.

The addresses of the parties until further notice are:

Michael L. Hartzmark, Ph.D. Chairman & CEO Cragar Industries, Inc. 4620 East Arcadia Lane Phoenix, AZ 85018	Rick Kozuback President & CEO Global Entertainment Corporation 5111 N. Scottsdale Rd, Suite 108 Scottsdale, AZ 85250

18.	CONFIDENTIALITY

(A)	The parties hereto agree to keep the terms and conditions of this Agreement and all License Agreements strictly confidential, and shall not disclose such terms and conditions to any third party without obtaining the other party’s prior written consent; provided, however, that this Agreement and any License Agreement may be disclosed on a need-to-know basis to such party’s attorneys and accountants who agree to be bound by this confidentiality provision. Each party hereby consents to the other party’s disclosure of information of a financial nature in this Agreement and any License Agreement to its auditors and to financial institutions in the ordinary course of business.

(B)	The parties hereto further agree to keep strictly confidential all information disclosed by each of the other party pursuant to this Agreement and designated in writing by the disclosing party as “confidential.” The non-disclosing party shall not acquire any right or interest in any such confidential information disclosed by disclosing party. Upon termination or expiration of this Agreement, all such confidential information, if in written form, shall be returned to each respective party.

(C)	The duties and obligations under this Paragraph 18 shall survive any termination or expiration of this Agreement.

(D)	In the event that any party is requested or required through legal process to disclose any confidential information of the other party, such party shall provide prompt notice of such request or demand to the other party so that such party may seek an appropriate protective order or waive compliance with the provisions of this Paragraph 18.

19.	JURISDICTION AND CHOICE OF LAW

This Agreement and the enforcement hereof shall be subject exclusively to the internal laws (but not the choice or conflicts of law rules) of the State of Arizona. The parties hereby irrevocably waives any right they may have to assert the application of any other law of any other state or nation in any legal action between them. The parties agree that no action or proceeding may be maintained by one against the other except either in Superior Court for the County of Maricopa, or in the United States Federal Court, District of Arizona, and that these courts shall have exclusive jurisdiction over such action or proceeding.

20.	CAPTIONS

The captions used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for purposes of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof nor shall such captions otherwise be given any legal effect.

21.	CONSTRUCTION

The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the parties. Headings of paragraphs herein are for convenience of reference only and are without substantive significance.

22.	GOODWILL

GLOBAL acknowledges that the rights and powers retained by CRAGAR hereunder are necessary to protect CRAGAR’s trademarks, copyrights and property rights, and, specifically, to conserve CRAGAR’s goodwill and good name, and the Trademarks, and therefore GLOBAL agrees that GLOBAL will not allow the same to become involved in matters which will, or could, detract from or impugn the public acceptance and popularity thereof, or impair their legal status.

23.	MODIFICATIONS OR EXTENSIONS OF THIS AGREEMENT

Except as otherwise provided herein, this Agreement can only be extended or modified by a writing signed by both parties; provided, however, that certain modifications shall be effective if signed by the party to be charged and communicated to the other party.

24.	INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties, and is intended as a final expression of their Agreement. It shall not be modified or amended except in a writing specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

25.	POWER TO SIGN

The parties warrant and represent that their respective representatives signing this Agreement have full power and proper authority to sign this Agreement and to bind the parties.

26.	SURVIVAL OF OBLIGATIONS

The respective obligations of the parties under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, shall survive termination or expiration of this Agreement.

27.	SEVERABILITY OF PROVISIONS

The terms of this Agreement are severable and the invalidity of any term of this Agreement shall not affect the validity of any other term.

28.	FORCE MAJEURE

If either party is delayed, or interrupted in, or prevented from the performance of its obligations hereunder by reason of an act of God, fire, flood, war, public disaster, strikes or labor difficulties, governmental enactment, regulation or order, or any other cause beyond its control, and if such party has given the other party prompt notice thereof and, on request, such confirmatory documentation as the other party may reasonably request and has in good faith kept the other party apprised of when the delay, interruption or prevention is expected to be resolved, the time for the performance of the party’s obligations shall thereupon be extended for a period equal to the duration of the contingency that occasioned the delay, interruption or prevention, but not exceeding ninety (90) days unless otherwise mutually agreed. If the force majeure condition continues for more than ninety (90) days, either party may terminate this Agreement upon written notice to the other party.

(Signature Page To Follow)

Please sign below under the word “Agreed”. When signed by both parties this shall constitute an agreement between CRAGAR and GLOBAL.

AGREED:

CRAGAR INDUSTRIES, INC.	GLOBAL ENTERTAINMENT CORPORATION

By:	By:

Title:	Title:

Date:	Date:

SCHEDULE A

Left Blank

SCHEDULE B

LIST OF EXCLUDED LICENSE AGREEMENT AND SPECIAL TERMS

I.	The following excluded license agreements (“Excluded Licenses”) are excluded from the compensation conditions set forth in Paragraph 6.

1.	Carlisle Tire and Wheel Company, Inc.
2.	Weld Racing, Inc.
3.	Performance Wheel Outlet, Inc.
4.	Racing Champions/ERTL a.k.a RC2, Inc.
5.	Johnny Lightning/Playing Mantis
6.	Georgia Marketing and Promotions
7.	Polaris
8.	Saleen
9.	Mopar
10.	Dodge
11.	Vortex Exhaust
12.	Quattro

III.	Unless otherwise agreed to in writing, GLOBAL shall not receive additional compensation should CRAGAR acquire an entity and utilize the trademarks on the products of that entity.

SCHEDULE C

Term Sheet

CRAGAR INDUSTRIES, INC.

License Agreement Terms Sheet

GLOBAL Representative: (select one)

Licensee Information

Licensee (exact legal name):

Contact:

Street Address:

City:

State:                                                         Zip:

Phone:

Fax:

State of Incorporation:

License Agreement Terms Information

Projected Effective Date of Agreement:

License Grant: (select one)

License Agreement Term: Start:                                                         End:

Licensed Trademark(s)/Property:

Licensed Product(s):

Territory:

Distribution Channel:

License Agreement Terms Information cont’d

Licensed Period	From	To	Royalty Percentage	Minimum Guarantee	Advance
1	/ /	/ /	%	$	$
2	/ /	/ /	%	$	$
3	/ /	/ /	%	$	$

Deadline for initial sale to distribution network:

Advertising Minimum per License Year: $

Minimum General Comprehensive Insurance required: $

Additional Terms & Conditions:

Prospective Licensee understands that this Terms Sheet does not constitute an agreement between the parties, and that no such agreement shall be deemed to have been reached until a final License Agreement has been executed by the parties. In the event a final License Agreement is not executed by the Licensor, the Prospective Licensee may obtain full refund of the Advance Royalty submitted herewith immediately upon written request. Licensee shall be authorized to use Licensor’s trademarks for the sole purpose of developing conceptual products, artwork, and/or other collateral materials for Licensor’s preliminary approval only. No products, artwork or collateral materials shall be sold or otherwise distributed until a formal License Agreement has been fully executed and Licensor has provided express written approval of the particular product, artwork or materials.

Licensee:	Licensor (select one)

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: